Exhibit 4.1

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (the "Agreement") is made and entered into on August 20, 2010 between Cai Yangbo (the “Founder”), and each other stockholders set forth on Schedule A attached hereto and on the signature page to this Agreement (each, a "Non-Founder Holder"; together with the Founder, each a “Holder” and collectively, the “Holders”) and SMSA Palestine Acquisition Corp., a Nevada corporation (the "Company"), with respect to the following facts:

A.           The Company has determined that it is advisable and in its best interest to enter into that certain Securities Purchase Agreement, dated July 23, 2010 (the "Purchase Agreement") with the Investors named therein (the "Investors") and certain other parties named therein, pursuant to which the Company will issue and sell in a private offering securities of the Company (the "Offering").  Capitalized terms used and not otherwise defined herein that are defined in the Purchase Agreement will have the meanings given such terms in the Purchase Agreement.

B.           In connection with the Offering, the Company has agreed to provide the Investors certain registration rights, and in furtherance thereof has agreed to file a registration statement to enable the Investors to resell certain of the securities subject of the Offering.

C.           It is a condition to the Investors' respective obligations to close under the Purchase Agreement and provide the financing contemplated by the Offering that each Holder executes and deliver to the Company this Agreement.

D.           In contemplation of, and as a material inducement for the Investors to enter into, the Purchase Agreement, each of the Holders and the Company have agreed to execute and deliver this Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and intending to be legally bound, the parties, intending to be legally bound, agree as follows:

1. Representations and Warranties.  Each of the parties hereto, by their respective execution and delivery of this Agreement, hereby represents and warrants to the others and to all third party beneficiaries of this Agreement that (a) such party has the full right, capacity and authority to enter into, deliver and perform its respective obligations under this Agreement, (b) this Agreement has been duly executed and delivered by such party and is the binding and enforceable obligation of such party, enforceable against such party in accordance with the terms of this Agreement and (c) the execution, delivery and performance of such party's obligations under this Agreement will not conflict with or breach the terms of any other agreement, contract, commitment or understanding to which such party is a party or to which the assets or securities of such party are bound.

Each Holder has independently evaluated the merits of its decision to enter into and deliver this Agreement, and such Holder confirms that it has not relied on the advice of the Company or any other person.

2. Beneficial Ownership.  Each Holder hereby represents and warrants that it does not beneficially own (as determined in accordance with Section 13(d) of the Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) any shares of Common Stock, or any economic interest therein or derivative therefrom, other than those shares of Common Stock specified on its signature page to this Agreement.  For purposes of this Agreement (i) the shares of Common Stock beneficially owned by the Founder as specified on his signature page to this Agreement is referred to as the “Founder Shares;” and (ii) the shares of Common Stock beneficially owned by a Non-Founder Holder as specified on its signature page to this Agreement are collectively referred to as the "Non-Founder Shares," and together with the Founder Shares, collectively, the “Holders’ Shares.”

3. Lockup.

a. With respect to 100% of the Founder Shares and 50% of the Non-Founder Shares (collectively, the “Lockup Shares”), from and after the date of this Agreement and through and including the one year anniversary of the date on which all of the Shares and Warrant Shares are listed or quoted on a National Stock Exchange pursuant to Section 4.11 of the Purchase Agreement, each applicable Holder irrevocably agrees that, except as set forth below, it will not offer, pledge, encumber, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or announce the offering of, any of the Lockup Shares held by such Holder (including any securities convertible into, or exchangeable for, or representing the rights to receive, such shares) or engage in any Short Sales with respect to any security of the Company.  In furtherance thereof, the Company will (x) place a stop transfer order with its transfer agent on all such Lockup Shares including those which are covered by a registration statement, (y) notify its transfer agent in writing of the stop order and the restrictions on such Lockup Shares under this Agreement and direct the Transfer Agent not to process any attempts by the applicable Holder to resell or transfer any Lockup Shares held by such Holder, except in compliance with this Agreement.

b. Notwithstanding anything to the contrary provided in Section 3.a. hereof, , each Holder may transfer any Holders’ Shares held by such Holder by (a) bona fide gift or (b) will or intestate succession to his or her immediate family or to a trust the sole beneficiaries of which are one or more of the undersigned and his or her immediate family (the term "immediate family" means, for the foregoing purposes, the spouse, domestic partner, lineal descendant, father, mother or sibling of the undersigned); provided, that each resulting transferee of such Holder's Shares executes and delivers to the Company an agreement satisfactory to the Company certifying that such transferee is bound by the terms of this Agreement and has been in compliance with the terms hereof since the date first above written as if it had been an original party hereto.  Further, each Holder shall be permitted to pledge, encumber, or create a security interest in any or all of its Holders’ Shares to secure the payment or performance of indebtedness and other obligations of the Company and/or its Subsidiaries to bona fide commercial lending institutions in the People's Republic of China.

4. Third-Party Beneficiaries.  Each Holder and the Company acknowledge and agree that this Agreement is entered into for the benefit of and is enforceable by the Investors and their successors and assigns.  Each Holder and the Company understand and agree that this Agreement is a material inducement to the willingness of the Investors to enter into the Purchase agreement and the transactions contemplated thereunder, that each of the Company and the Holders receive benefits as a result of the investment into the Company by the Investors.

5. No Additional Fees/Payment.  Other than the consideration specifically referenced herein, the parties hereto agree that no fee, payment or additional consideration in any form has been or will be paid to the Holder in connection with this Agreement.

6. Enumeration and Headings.  The enumeration and headings contained in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

7. Successors and Assigns.  This Agreement and the terms, covenants, provisions and conditions hereof shall be binding upon, and shall inure to the benefit of, the respective heirs, successors and assigns of the parties hereto.

8. Severability.  If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision will be conformed to prevailing law rather than voided, if possible, in order to achieve the intent of the parties and, in any event, the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.

9. Amendment.  This Agreement may not be amended or modified in any manner except by a written agreement executed by each of the parties hereto if and only if such modification or amendment is consented to in writing by the Investors holding a majority in interest of the Common Stock issued or issuable under the Purchase Agreement.

10. Further Assurances.  The Company and the Holder shall each do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any Investor or the Transfer Agent or, in the case of the Holder, the Company may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

11. No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

12. Remedies.  The Company and the Investors shall have the right to specifically enforce all of the obligations of the Holders under this Agreement (without posting a bond or other security), in addition to recovering damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.  Furthermore, each Holder recognizes that if it fails to perform, observe, or discharge any of its obligations under this Agreement, any remedy at law may prove to be inadequate relief to the Company or the Investors.  Therefore, each Holder agrees that each of the Company and the Investors shall be entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving actual damages and without posting a bond or other security.

13. Governing Law.  The terms and provisions of this Agreement shall be construed in accordance with the laws of the State of New York and the federal laws of the United States of America applicable therein.  Each party hereto hereby agrees for its benefit and the benefit of the Investors (who are third party beneficiaries to the obligations of the Company and the Holders contained in this Agreement and this Section) as follows: (a) All Proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement shall be commenced exclusively in the New York Courts.  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any Proceeding, any claim that it is not personally subject to the jurisdiction of any such New York Court, or that such Proceeding has been commenced in an improper or inconvenient forum.  (b) Each of the Company and the Holders hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  (c) Each of the Company and the Holders hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.  (d) If any party hereto or any Investor shall commence a Proceeding to enforce any provisions of this Agreement, then the prevailing party in such Proceeding shall be reimbursed by the other party (and in the case of an Investor bringing such a Proceeding, the Company and the Holders shall jointly and severally reimburse the Investor) for its reasonable attorneys' fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Proceeding.

14. Counterparts.  This Agreement may be executed in one or more counterparts and may be delivered by facsimile transmission or electronic mail in portable document format or other means intended to preserve the original graphic content of a signature.  Each such counterpart when so executed and delivered shall be deemed an original, but all of which shall together constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement as of the day and year first above written.

/s/ Cai Yangbo
Name: Cai Yangbo

Number of shares of Common Stock beneficially owned: 8,987,027

SMSA Palestine Acquisition Corp.

By: /s/ Yang Yongjie
Name: Yang Yongjie
Title: Chief Executive Officer

[Signature Page to Lockup Agreement]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement as of the day and year first above written.

/s/ William Wong
Name: Ample Gold International Ltd

Number of shares of Common Stock beneficially owned: 615,070

/s/ Wong Ka Wa
Name: Wong Ka Wa

Number of shares of Common Stock beneficially owned: 230,650

/s/ Chen Mianmian
Name: Chen Mianmian

Number of shares of Common Stock beneficially owned: 741,150

/s/ Lei Hoiyeung
Name: Lei Hoiyeung

Number of shares of Common Stock beneficially owned: 555,860

/s/ Huang Shunmian
Name: Huang Shunmian

Number of shares of Common Stock beneficially owned: 555,860

[Counterpart Signature Page to Lockup Agreement]

Schedule A

Schedule of Holders

Name of Holder	Number of Shares of Common Stock Beneficially Owned by the Holder	Contact Information
Ample Gold International Ltd	615,070
Wong Ka Wa	230,650
Chen Mianmian	741,150
Lei Hoiyeung	555,860
Huang Shunmian	555,860